UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2012

CRYO CELL International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Boulevard, Oldsmar, Florida	34677
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (813) 749-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 29, 2012, Cryo-Cell International, Inc. (the "Registrant") issued the attached Press Release reporting on financial results for the fiscal year ended November 30, 2011. The press release giving details associated with the Registrant's earnings is attached as Exhibit 99.1 to this report. The information included in Exhibit 99.1 is considered to be "furnished" under the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.
Financial Statements of Businesses Acquired.	Not Applicable.
Pro Forma Financial Information	Not Applicable.
Shell Company Transactions	Not Applicable.
Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CRYO CELL International, Inc.
DATE: February 29, 2012	By:	/s/ Jill M. Taymans
Jill M. Taymans
Vice President, Finance

Exhibit 99.1

For Immediate Release Contact:

David Portnoy

Cryo-Cell International, Inc.

813-749-2100

dportnoy@cryo-cell.com

CRYO-CELL REPORTS FINANCIAL RESULTS FOR FISCAL 2011

Change is Underway

OLDSMAR, Fla. - February 29, 2012 - Cryo-Cell International, Inc. (OTC:QB Markets Group Symbol: CCEL) (the "Company"), the world's first private cord blood bank to separate and store stem cells in 1992, today announced results for its fiscal year 2011.

"Cryo-Cell fiscal 2011 results are indicative of a company that is in the process of making many organizational and operational improvements," stated David Portnoy, Cryo-Cell's Chairman and Co-CEO. "Although the implementation of these steps is still in the early stages, we are encouraged in our belief that our goals will be achieved."

Mark Portnoy, Cryo-Cell's Co-CEO, added, "With the transition of the new Board of Directors last year, the Company made significant changes over the last six months. We are continuing to improve the IT systems and website, and have embarked on a major rebranding/marketing effort. Although these efforts have increased our expenses, we have balanced that somewhat with cost reductions. We feel these are appropriate and necessary investments for the Company's future. In addition, the Company has implemented its previously announced stock repurchase plan, and to date, has repurchased 415,117 shares on the open market and in private transactions."

Financial Results

Consolidated revenues for fiscal year ended 2011 were approximately $17.9 million compared to approximately $17.7 million for fiscal 2010. The revenues for fiscal 2011 consisted of approximately $16.5 million in processing and storage fee revenue and approximately $1.4 million in licensee income compared to approximately $16.2 million in processing and storage fee revenue and approximately $1.5 million in licensee income for fiscal 2010. Licensee income for the fiscal year ended November 30, 2011 primarily consisted of approximately $1.3 million in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining licensee income of approximately $41,000 related to installment payments of non-refundable up-front license fees from the licensees of the Company's umbilical cord blood program in Costa Rica, Nicaragua and Germany. Licensee income for the fiscal year ended November 30, 2010 primarily consisted of approximately $1.3 million in royalty income earned on the processing and storage of cord blood stem cell specimens in geographic areas where the Company has license agreements. The remaining licensee income of $175,000 related to installment payments of non-refundable up-front license fees from the licensees of the Company's umbilical cord blood program in Chile, Colombia, Peru, Nicaragua, Pakistan, Curacao, Bonaire, St. Maarten, Aruba and Suriname.

The Company reported a net loss in fiscal 2011 of approximately ($2.1 million), or ($0.18) per basic and diluted share, compared to net income of approximately $3.5 million, or $0.29 per basic and diluted share in fiscal 2010. The decrease in net income for fiscal 2011 principally resulted from a 31% increase in marketing, general and administrative expenses. The increase was due in part to an increase in fees associated with the annual meeting. The total fees expended for the 2011 Annual Meeting were approximately $957,000. The increase was also due to a write-off of approximately $211,000 for abandoned patents and trademarks due to the decision of management to discontinue pursuing certain patents and trademarks and an approximate $627,000 impairment of previously capitalized costs associated with the development of internal use computer software. Also, included in marketing, general and administrative expenses is approximately $950,000 related to an accrual of severance in accordance with the employment agreement of Mercedes Walton, the Company's former Chairman and CEO dated August 15, 2005, as amended July 16, 2007 because the circumstances relating to her termination are in dispute. Per the employment agreement, Ms. Walton would be entitled to severance in the amount up to $950,000 related to lost salary, bonuses and benefits if she had not been terminated for Cause, as defined in the agreement. The Company believes that Ms. Walton has not earned the right to this severance and intends to defend this position. Excluding all one-time charges noted above, the Company had net income before one-time charges in fiscal 2011 of approximately $645,000, or $0.05 per basic and diluted share before one-time charges. Included in the net income of $3.5 million for fiscal 2010 was the reversal of approximately $1.7 million of the Company's valuation allowance for income taxes. The decision to reverse a portion of the allowance was based on the Company's historical operating performance and future projections of taxable income.

As of November 30, 2011, the Company had approximately $7.3 million in cash, cash equivalents, marketable securities and other investments compared to $9.5 million as of November 30, 2010, representing a 23% decrease. The decrease is primarily attributable to the funding of a Grantor trust in the amount of $2,500,000 to escrow amounts that may become payable to the Company's former Chief Executive Officer and other executive officers of the Company under their respective Employment Agreements as a result of a change in control. The Company had no long-term debt at the end of fiscal 2011.

About Cryo-Cell International, Inc.

Cryo-Cell International, Inc. was founded in 1989 and was the world's first private cord blood bank to separate and store stem cells in 1992. Today, Cryo-Cell has over 240,000 clients worldwide from 87 countries.  Cryo-Cell's mission is to provide our clients with the premier stem cell cryopreservation service and to support the advancement of regenerative medicine.

Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility, is ISO 9001:2008 certified and accredited by the AABB. Cryo-Cell is a publicly traded company. OTC:QB Markets Group Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

Forward-Looking Statement

Statements wherein the terms "believes", "intends", "projects", "anticipates", "expects", and similar expressions as used are intended to reflect "forward-looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company's global expansion initiatives and product diversification, the Company's actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company's future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company's business, the Company's ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company's menstrual stem cell technology license agreements and umbilical cord blood license agreements and their ability to provide the Company with royalty fees, the ability of the reproductive tissue storage to generate new revenues for the Company and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

Unaudited Reconciliation of Non-GAAP to GAAP Results of Operations

	For the year ended November 30, 2011	For the year ended November 30, 2010
Net (loss) income, as reported in accordance with GAAP	($2,100,000)	$3,500,000
One-time charges - Non-GAAP adjustments (a)	2,745,000	----
Net income before one-time charges	$ 645,000	$3,500,000
Net income per share before one-time charges	$0.05	$0.29

  Non-GAAP adjustments include total fees expended for the 2011 Annual Meeting of approximately $957,000, the write-off of approximately $211,000 for abandoned patents and trademarks due to the decision of management to discontinue pursuing certain patents and trademarks, approximately $627,000 related to the impairment of previously capitalized costs associated with the development of internal use computer software and approximately $950,000 related to an accrual of severance in accordance with the employment agreement of Mercedes Walton, the Company's former Chairman and CEO dated August 15, 2005, as amended July 16, 2007 because the circumstances relating to her termination are in dispute. Per the employment agreement, Ms. Walton would be entitled to severance in the amount up to $950,000 related to lost salary, bonuses and benefits if she had not been terminated for Cause, as defined in the agreement.